Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Exicure, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-222999 and 333-230175) on Forms S-8 and S-3 of Exicure, Inc. of our report dated March 8, 2019, with respect to the consolidated balance sheets of Exicure, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K/A of Exicure, Inc. Our report dated March 8, 2019, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. Our report dated March 8, 2019 also contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and will be required to raise additional capital or alternative means of financial support to fund operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
(signed) KPMG LLP
Chicago, Illinois
September 23, 2019